Exhibit 10.1

EXECUTION COPY

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of March 22, 2016, is by and between Voce Capital Management LLC (“Voce”) and Air Methods Corporation (the “Company”). In consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      Representations and Warranties of the Company. The Company represents and warrants to Voce that this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.                                      Representations and Warranties of Voce. Voce represents and warrants to the Company that this Agreement has been duly authorized, executed and delivered by Voce, and is a valid and binding obligation of Voce, enforceable against Voce in accordance with its terms. Voce represents and warrants to the Company that it and its Affiliates and Associates (as such terms are hereinafter defined) (i) are the “beneficial owners” (as such term is hereinafter defined) of the number of shares of common stock, par value $0.06 per share, of the Company (“Shares”) and Derivative Instruments (as such term is hereinafter defined) as set forth on Exhibit A with respect to Voce and its Affiliates and Associates, (ii) do not beneficially own, or have any rights, options or agreements to acquire or vote, any other Shares or Derivative Instruments, and (iii) do not beneficially own, or have any rights, options or agreements to acquire, any indebtedness of the Company. Voce represents and warrants to the Company that it has sole power to acquire, dispose of and vote the Shares and Derivative Instruments identified on Exhibit A as beneficially owned by it or its Affiliates and Associates, and it has the ability to and shall cause each of such entities to comply with the terms of this Agreement.

3.                                      Board Nomination.

(a)                           In accordance with the Company’s organizational documents and applicable law, the Company agrees that the Board of Directors of the Company (the “Board”) will, no later than five (5) business days following the execution of this Agreement, (i) expand the size of the Board to twelve (12) members and appoint Joseph E. Whitters (the “New Nominee”) to the Board to serve as a director of the Company as a member of the class of directors whose terms expire at the Company’s 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”) (it being understood that immediately following the 2016 Annual Meeting (upon which the resignations of George W. Belsey and Major General Carl H. McNair, USA (Ret.) from the Board shall become effective), the number of directors constituting the whole Board shall be set at ten (10)), (ii) include the New Nominee in the Company’s slate of recommended director candidates for election to the Board at the 2016 Annual Meeting, (iii) solicit proxies in favor of the election of the New Nominee at the 2016 Annual Meeting and otherwise support the New Nominee for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees, and (iv) obtain the consent of Aaron D. Todd, currently a member of the class of directors whose term expires at the 2016 Annual Meeting, to serve as a member of the class of directors whose terms expire at the Company’s 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”) (a “Class II Director”) and take all other necessary actions to cause Mr. Todd to serve as a Class II Director.  Voce acknowledges that as a condition to the appointment and nomination of the New Nominee, such New Nominee shall (x) have completed and executed the Company’s Director Questionnaire, the Company’s board nominee representation letter, a customary background check and such other materials as customarily requested of director candidates (each as provided to Voce prior to the date hereof) and (y) have agreed to provide the information that is required to be or is customarily disclosed for candidates for directors and directors in a proxy statement and similar documents under the securities laws applicable to the Company and/or the rules and regulations of the NASDAQ Global Select Market (“NASDAQ”) and such other customary information as reasonably requested by the Company of other director candidates and directors, and to comply with all policies, codes of conduct, confidentiality obligations (including agreeing to preserve the confidentiality of Company business and information, including discussions of matters considered in meetings of the Board or Board committees or otherwise among directors and/or management), securities trading policies, director qualification requirements and codes of ethics generally applicable to all of the Company’s non-management directors (each as provided to Voce prior to the date hereof).  Voce also agrees to provide upon request such information about itself and its Affiliates and Associates as is required to be or is customarily disclosed in a proxy statement and similar documents under the securities laws applicable to the Company and/or the rules and regulations of NASDAQ and such other customary information as reasonably requested by the Company for purposes of satisfying any legal disclosure requirements.

(b)                           The New Nominee shall be compensated for his service as a director and shall be reimbursed for his expenses on the same basis as all other non-employee directors of the Company, and shall be entitled to the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of the Company, all as such rights may exist from time to time.

(c)                            The New Nominee shall be invited to be a member of the Finance and Strategic Planning Committee of the Board and such other committee as the Nominating and Governance Committee of the Board and the New Nominee may determine.

(d)                           During the Standstill Period, the Company agrees that it shall take no action to increase the size of the Board from and after the 2016 Annual Meeting above ten (10) directors; provided that the Company shall be permitted to increase the size of the Board if such increase is undertaken for a legitimate business purpose (as reasonably determined by the Board) (x) in connection with a merger, acquisition or other extraordinary business transaction involving the Company and a third party, or (y) temporarily to facilitate the retirement or resignation of any incumbent director and the replacement thereof with a new director.

4.                                      Standstill; Voting; Other Matters.

(a)                           During the Standstill Period (as such term is hereinafter defined), Voce agrees that neither it nor any of its Affiliates or Associates, will in any manner, directly or indirectly, absent prior express invitation or authorization by the Board pursuant to a resolution of the Board:

(i)                                     effect or seek (including entering into any discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist, facilitate, finance or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in: (1) any acquisition of any securities (or beneficial ownership thereof), rights or options to acquire any securities (or beneficial ownership thereof) or any Derivative Instruments, or any assets or businesses, or any indebtedness or claims against any of the Company or any of its subsidiaries; provided that Voce, together with its Affiliates and Associates, may acquire beneficial ownership of Shares if upon such acquisition the aggregate beneficial ownership of Shares by Voce and its Affiliates and Associates would not at any time be in excess of 7.5% of the number of Shares that are then outstanding (as adjusted for any stock dividends, combinations, splits or recapitalizations); (2) any share repurchase, dividend, self-tender or other change in capitalization, change in management or material change in the business, tender offer or exchange offer, merger, amalgamation, acquisition, share exchange or business combination involving the Company or any of its subsidiaries, or any recapitalization, reorganization, restructuring, liquidation, disposition, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or joint ventures or any portion of its or their businesses or assets (other than participating in any such event referred to in clause (2) on the same basis as the other stockholders);

(ii)                                seek to call, request the call of, or call or make application to a court or other person to call, order, requisition or administer, a special or other meeting of the stockholders of the Company, seek to make or make, present, conduct, participate or engage in any stockholder proposals of any kind or other type of referendum (binding or non-binding), including nominations for, elections of or removal of directors (in furtherance of a “contested solicitation” or not), for consideration at any annual or special meeting of stockholders, through action by written consent or otherwise, or seek to make or make, engage in or participate in any solicitation of proxies or consents or other authority to vote any securities of the Company with respect to nominations for, elections of or removal of directors or any other proposal or business (binding or non-binding) to be considered by the Company’s stockholders, whether at an annual or special meeting of stockholders, regarding the call of a special meeting of stockholders or through action by written consent or otherwise;

(iii)                               encourage, advise or influence any other person or assist any person in so encouraging, advising or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with the Board or Company management’s recommendation in connection with such matter);

(iv)                              form or join in a partnership, limited partnership, syndicate or other group, including a group as defined under Section 13(d) of the Exchange Act or other applicable law, with respect to the Shares, or otherwise support or participate in any effort by any person, with respect to the matters set forth in this Section 4, or deposit any Shares in a voting trust or subject any Shares to any voting agreement or other arrangement of similar effect or grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual or special meeting of stockholders or action by written consent) with respect to the Shares now or hereafter owned by Voce or pursuant to this Agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

(v)                                 otherwise act, alone or in concert with others, to seek to control or influence the management, the Board or policies of the Company (provided that the foregoing shall not be deemed to restrict Voce from having private discussions with management or the Board if such communications are not publicly disclosed and would not result in public disclosure by Voce, or its Affiliates or Associates, or require public disclosure by the Company), or initiate or take any action to obtain representation on the Board or alter the composition of the Board or management;

(vi)                              other than in Rule 144-compliant open market broker sale transactions where the identity of the purchaser is not known and in underwritten public offerings with widely-dispersed distribution, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by Voce or any of its Affiliates or Associates to any person or entity not a party to this Agreement (a “Third Party”) that to the knowledge of Voce or its Affiliates or Associates (after due inquiry in connection with a private, non-open market transaction; it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the U.S. Securities and Exchange Commission (the “SEC”)) would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of 5% or more of the Shares outstanding at such time or would increase the beneficial or other ownership interest of any Third Party who, together with its Affiliates and

Associates, has a beneficial or other ownership interest in the aggregate of 5% or more of the Shares outstanding at such time, except in a transaction approved by the Board;

(vii)                           make any request or demand or seek inspection, investigation or examination of any list or register of the Company’s stockholders or debtholders of any class or series, any other stock list materials or of any other books or records of the Company or its Affiliates or make application or demand to a court or other person for an inspection, investigation or examination of the Company or its Affiliates or invoke any “oppression” or other remedy pursuant to any provision of applicable law, statute, the Company’s organizational documents or otherwise;

(viii)                        institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) other than to enforce the provisions of this Agreement against the Company;

(ix)                              make, or cause to be made, or in any way encourage any other person to make or cause to be made, any statement, announcement or disclosure that disparages, defames or slanders, negatively comments upon or otherwise constitutes an ad hominem attack on the Company or any of its Affiliates, including as to corporate strategy or policies, structure, business, corporate activities, management, the Board or individual members of management or the Board, including any former member of management or the Board (including through any press release or other publicly available format, the filing or furnishing of any document or report with any regulatory or governmental agency or stock exchange, any Internet posting, or any public or private disclosure to any journalist or member of the media (including in a television, radio, newspaper, online, magazine or other interview, regardless of format), stockholder, securities analyst or other person); provided, that Voce or any of its Affiliates or Associates shall not be deemed in breach of this clause (a)(ix) by virtue of an unpremeditated, private, informal remark that is not part of any coordinated communication or campaign and is not intended or designed to circumvent, directly or indirectly, the restrictions contemplated by this Agreement (without giving effect to this proviso). The limitations set forth in this Section 4(a)(ix) shall not prevent Voce or any of its Affiliates or Associates from responding, after giving prior written notice to the Company a reasonable time in advance of any such response, to any statement made by the Company or any of its Affiliates or Associates of the nature described in Section 4(c) if such statement was made in breach of this Agreement;

(x)                                 take any action which would, or would reasonably be expected to, result in the Company being required to make a public announcement;

(xi)                              request any permission, waiver or amendment of any provision of this Agreement, disclose any intent, purpose, plan or proposal to obtain any such permission, waiver or amendment under this Agreement or bring any action or otherwise act to contest the validity of this Agreement or seek a release from the restrictions or obligations contained in this Agreement in each case in a manner that would result in public disclosure by Voce, or its Affiliates or Associates, or require public disclosure by the Company; or

(xii)                           enter into any discussions or arrangements with any person with respect to any of the foregoing or disclose publicly or privately in any manner any intention, plan or arrangement that is inconsistent with the foregoing.

For the avoidance of doubt, Voce shall cause its respective Affiliates and Associates to comply with the obligations under this Agreement and shall be liable for any failure to so comply by any of its respective Affiliates and Associates.

(b)                           During the Standstill Period, Voce shall cause all Shares beneficially owned, directly or indirectly, by it, or by any of its Affiliates or Associates (including all Shares beneficially owned as of the record dates for any annual or special meeting of stockholders or other action by stockholders, including through written consent) over which it exercises or has voting authority, to be present for quorum purposes and to be voted, at such meetings or other method for stockholder action or at any adjournments or postponements thereof, in favor of any and all directors nominated by the Board for election at such meetings and in accordance with the recommendation of the Board on any and all other proposals or other business that may come before any such stockholder meetings, whether or not proposed by the Company and whether or not binding, other than (w) approval of a shareholder rights plan, (x) amendments to the Company’s articles of incorporation or bylaws that diminish shareholder rights relative to the rights shareholders have with respect to the Company as of the date hereof (y) approval of sale or merger of the Company or (z) approval of any proposed stock issuances by the Company.

(c)                            During the Standstill Period, neither the Company nor any of its Affiliates or Associates shall in any manner, directly or indirectly, make, or cause to be made, or in any way encourage any other person to make or cause to be made, any statement, announcement or disclosure that disparages, defames or slanders, negatively comments upon or otherwise constitutes an ad hominem attack on the New Nominee, Voce, any Affiliate or Associate of Voce, or any of their successors, members, officers, directors or employees (including through any press release or other publicly available format, the filing or furnishing of any document or report with any regulatory or governmental agency or stock exchange, any Internet posting, or any public or private disclosure to any journalist or member of the media (including in a television, radio, newspaper, online, magazine or other interview, regardless of format), stockholder, securities analyst or other person); provided, that the Company and any of its Affiliates or Associates shall not be deemed in breach of this Section 4(c) by virtue of an unpremeditated, private, informal remark that is not part of any coordinated communication or campaign and is not intended or designed to circumvent, directly or indirectly, the restrictions contemplated by this Section 4(c).  The limitations set forth in this Section 4(c) shall not prevent the Company or any of its Affiliates or Associates from responding, after giving prior written notice to Voce a reasonable time in advance of any such response, to any statement made by Voce or any of its Affiliates or Associates of the nature described in Section 4(a)(ix) if such statement was made in breach of this Agreement.

(d)                           Effective upon execution of this Agreement, Voce hereby irrevocably withdraws its Notice of Intent to Nominate for Election as Directors at the 2016 Annual Meeting, dated February 19, 2016.

5.                                      Declassification Proposal.

(a)                           The Company agrees that the Board and all applicable committees of the Board shall (i) take all necessary actions to seek a binding stockholder approval at the 2016 Annual Meeting for a proposal to amend the Company’s Articles of Incorporation and Bylaws to declassify the structure of the Board and provide for annual election of all directors (the “Declassification Proposal”) and (ii) if the Declassification Proposal is approved by the Company’s stockholders, amend the Company’s Articles of Incorporation and Bylaws effective promptly following the 2016 Annual Meeting to reflect the approval of such Declassification Proposal.  The Board shall recommend in favor of, and solicit stockholder support for, the approval of the Declassification Proposal and all directors and executive officers of the Company shall vote all shares beneficially owned by them or over which they have voting control in favor of the Declassification Proposal.  The Board and all applicable committees of the Board shall take all necessary actions to seek stockholder approval at the 2016 Annual Meeting to the Declassification Proposal.

(b)                           If the Declassification Proposal is approved by the Company’s stockholders at the 2016 Annual Meeting, then the first of such annual elections shall take place at the 2017 Annual Meeting, at which directors shall be elected for a one-year term, and at all subsequent annual meetings, directors will be elected to a one-year term.  The Declassification Proposal shall not shorten any serving director’s term, including, for the avoidance of doubt, directors elected at the 2016 Annual Meeting.

6.                                      Public Announcement.  Promptly following the execution of this Agreement, Voce and the Company shall announce this Agreement and the material terms thereof by means of a joint press release in the form attached hereto as Exhibit B (the “Press Release”).  Neither the Company nor Voce (nor any of their respective Affiliates or Associates) shall make or cause to be made any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the NASDAQ rules or with the prior written consent of the other party.

7.                                      Definitions. For purposes of this Agreement:

(a)                           The terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided that any references to “Associate” herein shall be deemed to be preceded by the word “controlled”.

(b)                           The terms “beneficial owner” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act except that a person shall also be deemed to be the beneficial owner of all Shares which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all Shares which such person or any of such person’s Affiliates or Associates has or shares the right to vote or dispose.

(c)                            The term “Derivative Instrument” shall mean, with respect to any person, any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of capital stock of the Company or with a value derived in whole or in part from the price, value or volatility of any class or series of shares of the Company or any capital stock of the Company, any “call equivalent position” or “put equivalent position” (as such terms are defined in Rule 16a-1(b) under the Exchange Act) that is, directly or indirectly, held or maintained by such person with respect to any shares of any class or series of capital stock of the Company (including any security or instrument that would not otherwise constitute a derivative security for purposes of such definitions as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination) or any other derivative or synthetic arrangement having characteristics of a long position in, or a short position with respect to, any class or series of shares of capital stock of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company, or otherwise directly or indirectly owned beneficially by such stockholder person, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company.

(d)                           The term “including” shall mean “including, without limitation,” in all instances.

(e)                            The term “Net Long Position” shall mean such Shares beneficially owned, directly or indirectly, that constitute such person’s net long position as defined in

Rule 14e-4 under the Exchange Act mutatis mutandis; provided that “Net Long Position” shall not include any shares as to which such person does not have the right to vote or direct the vote or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.

(f)                             The terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(g)                            The term “Standstill Period” shall mean the period from the date of this Agreement until the earlier of (i) date which is thirty (30) days prior to the last day on which notice of a stockholder’s intent to make director nominations at or bring other business before the 2017 Annual Meeting must be submitted pursuant to the Company’s Bylaws and (ii) such date, if any, of a breach by the Company in any material respect of its obligations under this Agreement if such breach has not been cured within ten (10) business days following written notice of such breach from Voce.

8.                                      Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by fax and email, when such fax is transmitted to the fax number set forth below and sent to the email address set forth below and the appropriate confirmation is received or (b)  given by any other means, when actually received during normal business hours at the address specified in this Section:

if to the Company:	Air Methods Corporation
7211 South Peoria Street
Englewood, Colorado 80112
Attention: Crystal Gordon, General Counsel
Facsimile: (303) 790-4780
Email: crystal.gordon@airmethods.com

with a copy to (which shall not	Freshfields Bruckhaus Deringer US LLP
constitute notice):	601 Lexington Avenue, 31st Floor
New York, New York 10022
Attention: Peter D. Lyons, Esq.
Facsimile: (212) 277-4001
Email: peter.lyons@freshfields.com

if to Voce:	Voce Capital Management LLC
600 Montgomery Street, Suite 210
San Francisco, California 94111
Attention: Mark Shamia

Facsimile: (415) 489-2610
Email: mshamia@vocecapital.com

with a copy to (which shall not	Schulte Roth & Zabel
constitute notice):	919 Third Avenue
New York, NY 10022
Attention: Marc Weingarten, Esq.
Facsimile: 212-593-5955
Email: marc.weingarten@srz.com

9.                                      Specific Performance; Remedies; Other Matters.

(a)               The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, EACH OF THE PARTIES HERETO AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

(b)               Within two (2) business days of the date of the provision to the Company of documentation regarding its expenses, the Company shall reimburse Voce for $166,639 of its out-of-pocket expenses incurred by Voce in connection with its director nominations, the 2016 Annual Meeting, the negotiation and execution of this Agreement and all related activities and matters. Except as provided in the preceding sentence, all costs or expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

10.                               Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

11.                               Counterparts. This Agreement may be executed in two (2) or more counterparts which together shall constitute a single agreement.

12.                               No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

13.                               No Waiver. No failure or delay by either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.

14.                               Assignment. This Agreement and the rights and obligations hereunder shall be binding on and inure to the benefit of successors of the parties hereto. This Agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by Voce without the express written consent of the Company.

15.                               Entire Understanding. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

16.                               Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

AIR METHODS CORPORATION

By:	/s/ Crystal L. Gordon
Name: Crystal L. Gordon
Title: General Counsel, Secretary and Senior Vice President

VOCE CAPITAL MANAGEMENT LLC

BY: VOCE CAPITAL LLC, its Managing Member

By:	/s/ J. Daniel Plants
Name: J. Daniel Plants
Title: Managing Member

[Signature Page — Settlement Agreement]

EXHIBIT A

Ownership Schedule

Voce Capital Management LLC, together with its Affiliates and Associates, is the beneficial owner of 1,092,377 Shares

EXHIBIT B

Press Release

AIR METHODS ANNOUNCES COOPERATION AGREEMENT WITH VOCE CAPITAL

Adds Joseph E. Whitters to Board of Directors

DENVER — March 22, 2016 — Air Methods Corporation (NASDAQ: AIRM) (“Air Methods” or the “Company”), the global leader in air medical transportation, today announced that it has entered into a Cooperation Agreement with Voce Capital Management LLC (“Voce”), under which Air Methods will expand the size of its Board of Directors and add Voce nominee Joseph E. Whitters as a new independent director, effective immediately. Mr. Whitters will also be appointed to the Board’s Finance and Strategic Planning Committee and will stand for election to the Board as part of the Company’s slate of director nominees at the 2016 Annual Meeting of Shareholders. With the addition of Mr. Whitters, the Air Methods Board now includes 12 directors, 11 of whom are independent. And upon the retirement from the Board of George W. Belsey and Carl H. McNair, Major General (Ret.) following the expiration of their terms at the 2016 Annual Meeting, the Air Methods Board will consist of 10 directors, nine of whom will be independent.

In connection with the agreement, the Board has also approved — and will seek shareholder approval at the 2016 Annual Meeting to adopt — a binding proposal to amend the Company’s certification of incorporation and bylaws to declassify its Board of Directors, such that all directors will be elected annually commencing with the Class II directors up for re-election at the 2017 Annual Meeting. As part of this process, Aaron Todd, Air Methods Chief Executive Officer, will once again serve as a Class II director and stand for re-election at the 2017 Annual Meeting.

“We appreciate the constructive input we have received from Voce. Air Methods has long benefited from a strong Board that comprises industry leaders, and we are pleased to welcome Joe Whitters as a new independent director,” said C. David Kikumoto, Chairman of the Air Methods Board of Directors. “We are confident that he will add valuable healthcare investment perspective to our Board as together we help guide Air Methods’ continued execution of its strategic initiatives to drive growth and shareholder value.”

“As a longtime Air Methods investor, we believe the Board will benefit from Joe’s considerable skills and experience,” said J. Daniel Plants, Founder and Chief Investment Officer of Voce. “We look forward to continuing to work constructively with the Air Methods Board and management team to enhance value for all shareholders.  We also commend the Board for agreeing to bring Voce’s shareholder proposal to de-stagger the Board to a vote at the 2016 annual meeting.”

Pursuant to its agreement with Air Methods, Voce has agreed to certain customary standstill and voting provisions. The agreement will be filed on a Form 8-K with the Securities and Exchange Commission.

About Joseph E. Whitters

Mr. Whitters is an Executive Partner of Frazier Healthcare Partners, an investment firm. In addition to his oversight of several private companies in Frazier’s portfolio, Mr. Whitters has served on many public company boards, including those of Mentor Corporation, Solexa, Luminent and Omnicell. He currently serves on the boards of InfuSystems and PRGX Global and, from 2014 until October 2015, was a director of Rural Metro Corporation (and Chairman of its Audit Committee) until its acquisition by Envision Healthcare. Before his role at Frazier, Mr. Whitters held various finance positions of increasing responsibility at First Health, a managed care organization he helped take public as Chief Financial Officer. Prior to that, he was Controller at United Healthcare. He is a CPA and began his career in public accounting with Peat Marwick.

About Air Methods

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services in the United States. The United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. The Tourism Division is comprised of Sundance Helicopters, Inc. and Blue Hawaiian Helicopters, which provide helicopter tours and charter flights in the Las Vegas/Grand Canyon region and Hawaii, respectively. Air Methods’ fleet of owned, leased or maintained aircraft features approximately 500 helicopters and fixed wing aircraft.

About Voce Capital Management

Voce Capital Management LLC is a fundamental value-oriented, research-driven investment adviser founded in 2011 by J. Daniel Plants.  The San Francisco-based firm is 100% employee-owned.

Forward Looking Statements

Certain statements contained in this letter may constitute “forward looking statements,” including statements regarding the Company’s growth, performance and strategic initiatives. Stockholders should be aware that these forward looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. Certain risks and uncertainties are disclosed from time to time in our filings with the Securities and Exchange Commission (the “SEC”). Except as required by law, the Company undertakes no obligation to update or revise any forward looking statements.

Important Additional Information

Air Methods intends to file a proxy statement with the SEC in connection with the solicitation of proxies for the 2016 Annual Meeting (the “2016 Proxy Statement”). AIR METHODS STOCKHOLDERS ARE URGED TO READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS THAT AIR METHODS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Air Methods, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from Air Methods’ stockholders in connection with the 2016 Annual Meeting. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2016 Proxy Statement and other materials to be filed with the SEC in connection with the 2016 Annual Meeting. Such information can also be found in Air Methods’ Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 27, 2015 and in Air Methods’ definitive proxy statement for the 2015 Annual Meeting, filed with the SEC on April 22, 2015. To the extent holdings of Air Methods’ securities have changed since the amounts shown in the definitive proxy statement for the 2015 Annual Meeting, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.

Shareholders will be able to obtain, free of charge, copies of the 2016 Proxy Statement and any other documents filed by Air Methods with the SEC in connection with the 2016 Annual Meeting at the SEC’s website (www.sec.gov), at Air Methods’ website (www.airmethods.com) or by writing to Air Methods’ Corporate Secretary at Air Methods, 7211 South Peoria Street, Englewood, Colorado 80112, or by calling Air Methods’ Corporate Secretary at (303) 792-7400.

Contacts:

Investor Relations

Air Methods

Trent J. Carman

Chief Financial Officer

(303) 792-7591

Media

Joele Frank, Wilkinson Brimmer Katcher

James Golden or Andrew Squire

(212) 355-4449